CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 23, 2022, relating to the financial statements and financial highlights of Standpoint Multi-Asset Fund, a series of Unified Series Trust, for the year ended October 31, 2022, and to the references to our firm under the headings “Consolidated Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Organization and Management of Wholly-Owned Subsidiary” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Chicago, Illinois

February 27, 2023